FILED PURSUANT TO RULE 424(B)(3)
                                           REGISTRATION STATEMENT NO. 333-117636


PROSPECTUS

                           CIRCLE GROUP HOLDINGS, INC.
                                  COMMON STOCK

                               ------------------


         This prospectus relates to 17,583,329 shares of our common stock, including 8,030,910 shares of common stock underlying warrants, that may be offered for sale or otherwise transferred from time to time by the selling stockholders named in this prospectus. The issuance of the shares upon exercise of the warrants is not covered by this prospectus; only the resale of the shares underlying the warrants are covered. For information about the selling stockholders see "Selling Stockholders" on page 10.


         The selling stockholders may offer their shares of common stock from time to time through public or private transactions, on or off of the American Stock Exchange at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders, but will receive proceeds related to the exercise of the warrants held by the selling stockholders.

         Our common stock is listed on the American Stock Exchange under the symbol "CXN." The last reported sale price of our common stock on the American Stock Exchange on July 20, 2004 was $3.34 per share.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS. WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 6 BEFORE MAKING YOUR INVESTMENT DECISION.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE COMPANY MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  THE DATE OF THIS PROSPECTUS IS AUGUST 6, 2004

                                TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary                                                           2

Risk Factors                                                                 6

Use Of Proceeds                                                              9

Selling Stockholders                                                        10

Plan Of Distribution                                                        17

Legal Matters                                                               19

Experts                                                                     19

Incorporation Of Certain Documents By Reference                             20

Where You Can Get More Information                                          21

                               PROSPECTUS SUMMARY


ABOUT THIS PROSPECTUS

         You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized any other person to provide you with different information. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover page.

THE COMPANY

         In this prospectus, the terms "Circle Group" "we," "us," and "our" refer to Circle Group Holdings, Inc. and include all of our consolidated subsidiaries unless the context requires otherwise. The phrase "this prospectus" refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

         We are a pioneer of emerging technology companies. We provide small business infrastructure, funding and substantial intellectual capital to bring important and timely life-changing technologies to the marketplace through all phases of the commercialization process.

         We were founded by Gregory J. Halpern, our Chairman and Chief Executive Officer, as an Illinois corporation in May 1994 under the original name, Circle Group Entertainment Ltd. In 1997, we changed our name to Circle Group Internet, Inc., and in 2002, we changed our name to Circle Group Holdings, Inc. We had no business operations except for research and development activities between May 1994 and January 1997. Since then, we have participated in several public and private offerings and have expanded our business. In 2002, we reorganized our business units into three reportable segments: food product development, security product development, and e-tailor. In the same year, we also acquired FiberGel Technologies, Inc. ("FiberGel"), which owns an exclusive license to Z-Trim, an all-natural, corn-based fat replacement.

         We have four operating wholly-owned subsidiaries: FiberGel Technologies, Inc., thebraveway.com, Inc., operating as The Brave Way Training Systems, On-Line Bedding Corp., and Z-Amaize Technologies, Inc., and have exclusive worldwide licenses to the Nutrition Analysis Tool website, Mini-Raman Lidar System, and ThraxVac technology.

FIBERGEL TECHNOLOGIES, INC.

         We acquired FiberGel Technologies, Inc. ("FiberGel") as a wholly-owned subsidiary on August 27, 2002 from Utek Corporation ("Utek") in a stock exchange transaction whereby we issued 2,800,000 shares of our common stock and a warrant to purchase 500,000 shares of our common stock to Utek for all of the issued and outstanding capital stock of FiberGel. FiberGel is currently our primary focus. FiberGel owns the exclusive, worldwide license for all fields of use to Z-Trim, an all-natural, corn-based fat replacement developed by the Agricultural Research Service of the United States Department of Agriculture "USDA". Z-Trim can be used to decrease fat and calories and increase insoluble healthy fiber in foods. The target markets for Z-Trim include: dairy (cheeses, dips, spreads) baked goods & confectionary (breads, cookies, candies, cakes, pies), cereals, pasta, snack foods (chips, crackers, energy bars), meats (burgers, lunch meats, deli meats, sausages and hot dogs), beverages (energy drinks, shakes, beers, weight loss drinks) and face and hand lotions.

        We have received over 300 inquiries since September 2002 relating to the manufacture, food processing, distribution and sale of Z-Trim. FiberGel has entered into non-disclosure agreements, sample agreements, and discussions with many food industry companies to pursue potential opportunities for Z-Trim. FiberGel has been shipping Z-Trim samples to many of these companies since July 2003.

        FiberGel is planning on expanding from its current contract manufacturing facility to its own wholly owned facility in Summer 2004. We are also planning to launch a direct response campaign to the retail market using commercial television in Summer 2004.

NAT TOOLS FOR GOOD HEALTH

         We acquired the worldwide exclusive license to the NAT Web, the Nutrition Analysis Tool ("NAT") Web site developed by the Department of Food Science and Human Nutrition at the University of Illinois. The University of Illinois' NAT Web site is an interactive, web-based system designed to empower individuals to select a nutrient-rich diet. This fully functional nutrient analysis program utilizes the USDA nutrient database, including over 6,000 foods as well as information from food companies. NAT provides information on the relative composition of food and could aid consumers in their quest to achieve or maintain good health via nutritious eating. Using data provided by the USDA, and most brand name food companies, NAT's users can keep track every day of the foods, calories, fats, proteins, carbohydrates and other nutrients they consume.

         We have re-engineered the NAT Web site so that it is now available to the commercial marketplace as a resource of information about Z-Trim and other compatible products we have launched or will launch in the future to our users. The NAT Web site has as many as two million consumer hits per month from 92 countries and, in more than one million web pages, appears in the first four relevancy positions in most search engines including Google.com under the popular keywords "nutritional analysis" and "diet analysis".

Z-AMAIZE TECHNOLOGIES, INC.

         On October 21, 2003, we incorporated Z-Amaize Technologies, Inc. ("Z-Amaize") as a wholly owned subsidiary, to market a new line of industrial adhesive products for the plywood and concrete manufacturing industries called Z-Bind. Z-Bind is an adhesive extending component that emerged from research performed by the FiberGel product development group. In their research for Z-Trim functional fat substitutes the group identified a number of co-products which were derived from corn-based raw materials. It was discovered that every pound of Z-Trim that we manufacture produced 13 gallons of waste which could be used to make Z-bind. Rather than discarding this by-product, we are focusing on opportunities for maximizing their value in the marketplace. Z-Bind products represent an affordable alternative to plywood and concrete manufacturers seeking superior and environmentally friendlier adhesives, especially in light of the significant cost pressure from the U.S. Environmental Protection Agency ("EPA") emission regulations regarding manufacture of such adhesives. We have successfully tested Z-Bind at Forintek, a Canadian wood product research institute. Based on initial product testing in Canada and testing with concrete manufacturers, we believe Z-Bind could have a significant share of the market as a a cellulosic extender in the US in five major applications: wood composites and construction materials, corrugated board adhesive in packaging, tapes and labels for direct consumer sales, wood binding adhesives, and concrete composites. We are in preliminary discussion with several large companies regarding the purchasing of our Z-Bind products.

MINI-RAMAN LIDAR SYSTEM

         We have also acquired the worldwide exclusive rights to all fields of use of the Mini-Raman Lidar System. The Mini-Raman Lidar System was patented and developed by the U.S. Department of Energy at Brookhaven National Laboratory. It is a short-range tool to screen unknown biological, chemical, narcotic and hazardous substances without having to come in contact with them. When commercially developed, this tool will give first responders the ability to detect substances on surfaces as well as in bulk quantity from a distance of three to fifteen feet. The Mini-Raman Lidar is a standoff technology that, unlike other typical devices, does not require physical collection of toxic materials to identify their composition.

THRAXVAC TECHNOLOGY

         In June 2003 we acquired the worldwide exclusive rights to all fields of use of ThraxVac technology, which provides a way to capture ambient anthrax or clostridial endospores and simultaneously trigger activation of the spore, which marks the beginning of the spores' loss of high resistivity. By using heat and moisture to activate the spore, the dormancy is broken and the spore begins to germinate thereby becoming vulnerable to injury. The stream of newly activated spores are then exposed to alpha particle bombardment via a polonium source, which damages the DNA-containing protoplast causing spore death and an inability to complete germination and produce toxin. The collection devices will be both portable and as part of an HVAC system using a HEPA filtering system with polonium 210 inserts to provide a "continuous killing repository" for the collected spores. We are currently working with an engineering company to manufacture this type of HVAC system for commercial buildings.

THE BRAVE WAY TRAINING SYSTEMS

         Thebraveway.com, Inc., a wholly owned subsidiary of ours, which operates as The Brave Way Training Systems (the "Brave Way"), is a security training and product company. The Brave Way offers proven, highly effective, low-cost self-defense courses and videos with a uniquely targeted curriculum focusing on personal safety and self-defense including rape prevention. Courses are offered by experienced instructors through The Brave Way's state certified law enforcement training program for police officers and security personnel, students and teachers, individuals, airline personnel and hospital personnel.

ON-LINE BEDDING CORP.

         On-Line Bedding Corp. ("On-Line Bedding"), another wholly-owned subsidiary of ours, was founded in 1981 and is a distributor of pillows, blankets and other bedding products to airlines, hospitals, government, and other commercial and institutional customers. On-Line Bedding subcontracts the production of pillows, blankets and other bedding products to manufacturers. On-Line Bedding's customers include hospitals, nursing homes, hotels and motels, and transportation-based companies such as airlines, railroads and motor coach companies. On-Line Bedding's primary accounts include AMTRAK, as well as certain domestic and international airlines. On-Line Bedding participates in an electronic invoice system with the United States military for a specialty pillow, which has been regularly purchased by the U.S. Armed Forces. On-Line Bedding is also an authorized pillow and related product vendor for a hospital purchasing group of over 500 members in eight states.

THE OFFERING

         This prospectus relates to 17,583,329 shares of our common stock, including 8,030,910 shares of common stock underlying warrants that may be offered for sale or otherwise transferred from time to time by the selling stockholders named in this prospectus. The selling stockholders may offer their shares of common stock from time to time through public or private transactions, on or off of the American Stock Exchange at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders, but will receive proceeds related to the exercise of the warrants held by the selling stockholders.

CORPORATE INFORMATION

         Our executive offices are located at 1011 Campus Drive, Mundelein, Illinois, 60060. Our phone number is (847) 549-6002. Our website is http://www.crgq.com. Information on our web site is not intended to be incorporated into this prospectus.

                                  RISK FACTORS

         YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN THE SHARES. AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND INFORMATION IN OUR PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.

         WE HAVE A HISTORY OF OPERATING LOSSES AND CANNOT GUARANTEE PROFITABLE OPERATIONS IN THE FUTURE. ANY FAILURE ON OUR PART TO ACHIEVE PROFITABILITY MAY CAUSE US TO REDUCE OR EVENTUALLY CEASE OPERATIONS.

         We reported a net loss of $2,827,821 for the twelve months ending December 31, 2003 and a net loss of $2,910,055 for the twelve months ending December 31, 2002. At December 31, 2003 and 2002, respectively, we reported accumulated deficits of $2,910,055 and $20,082,234. If we continue to incur significant losses our cash reserves may be depleted earlier than currently anticipated, and we may be required to limit our future growth objectives to levels corresponding with our then available cash reserves.

         OUR SUCCESS IS DEPENDENT ON MARKET ACCEPTANCE OF OUR PRODUCT.

         We have not conducted, nor have others made available to us, results of market research indicating how much market demand exists for Z-Trim, our fat replacement product. We are relying on the current concerns over obesity, weight-health issues, and the rising cost of health care to drive demand for Z-Trim in the marketplace. Further, due to the Atkins diet and other diets which are based on the reduction of carbhohydrates, consumer demand has shifted away from low fat products to products with reduced carbohydrates. Consequently, we cannot assure you that we will be able to gain the market acceptance necessary to achieve profitability.

         WE MAKE NO PROJECTIONS REGARDING THE VIABILITY OF OUR FAT REPLACEMENT PRODUCT AND WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE THE RESULTS DESCRIBED.

         We make no projection with respect to our future income, assets or business. No expert has reviewed our business plan for accuracy or reasonableness. It is likely that our actual business and results of operations will differ from those presented herein.

         WE MAY NEED ADDITIONAL FUNDING AND SUCH FUNDING MAY NOT BE AVAILABLE. IF SUCH FUNDING IS AVAILABLE, IT MAY NOT BE OFFERED ON SATISFACTORY TERMS.

          We may require additional financing to fund ongoing operations if our sales and revenue growth are insufficient to meet our operating costs. Our inability to obtain necessary capital or financing to fund these needs could adversely affect our ability to fund operations and continue as a going concern. Our inability to obtain necessary capital or financing to fund these needs could adversely affect our business, results of operations and financial condition. Additional financing may not be available when needed or may not be available on terms acceptable to us. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our business segments, which may affect our overall business, results of operations and financial condition.

         THE LOSS OF SERVICE OF KEY MANAGEMENT COULD HAVE A NEGATIVE IMPACT ON OUR PERFORMANCE.

         Our success depends to a significant degree upon the performance of our founder and Chief Executive Officer, Gregory J. Halpern. The loss of service of Mr. Halpern could have a material adverse effect on our operating performance and viability as a going concern. Further, we are dependent upon our ability to attract and retain highly skilled managerial personnel. We believe that our future success in developing marketable products and achieving profitability will depend in large part upon whether we can attract and retain skilled personnel.

         OUR MANAGEMENT CURRENTLY BENEFICIALLY OWNS A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK.

         Ownership of Circle Group is concentrated in management. As of June 1, 2004, Gregory J. Halpern, our Chairman and Chief Executive Officer, owns approximately 34% of the Company's common stock and all of the directors and officers collectively own approximately 39%. As a result holders of our common stock can be out-voted by management in most circumstances and thereby management can control the composition of our board of directors and our policies.

         WE MAY EXPAND OUR OPERATIONS BY MAKING ACQUISITIONS WHICH COULD SUBJECT US TO A NUMBER OF OPERATIONAL RISKS.

         In order to grow our business, we may expand our operations by acquiring other businesses in the future. We cannot predict whether or when any acquisitions will occur. Acquisitions commonly involve certain risks, and we cannot assure you that any acquired business will be successfully integrated into our operations or will perform as we expect. Any future acquisitions could involve certain other risks, including the assumption of additional liabilities, potentially dilutive issuances of equity securities and diversion of management's attention from other business concerns We may also enter into joint venture transactions. Joint ventures have the added risk that the other joint venture partners may have economic, business or legal interests or objectives that are inconsistent with our interests and objectives.

         OUR INABILITY TO SECURE AND PROTECT OUR INTELLECTUAL PROPERTY MAY RESULT IN COSTLY AND TIME-CONSUMING LITIGATION AND COULD IMPEDE US FROM EVER ATTAINING MARKET SUCCESS.

         We hold several patents as well as copyrights and trademarks with respect to our products and expect to continue to file applications in the future as a means of protecting our intellectual property. In addition, we seek to protect our proprietary information and know-how through the use of trade secrets, confidentiality agreements and other similar security measures. With respect to patents, there can be no assurance that any applications for patent protection will be granted, or, if granted, will offer meaningful protection. Additionally, there can be no assurance that competitors will not develop, patent or gain access to similar know-how and technology, or reverse engineer our products, or that any confidentiality agreements upon which we rely to protect our trade secrets and other proprietary information will be adequate to protect our proprietary technology. The occurrence of any such events could have a material adverse effect on our results of operations and financial condition.

         OUR STOCK PRICE MAY DROP UNEXPECTEDLY DUE TO SHORT SELLING OF OUR COMMON STOCK IN THE MARKET.

         We have experienced and may continue to experience unexpected decline in our stock price due to manipulation of the market by individuals who profit by short selling our common stock. Short selling occurs when an individual borrows shares from an investor through a broker and then sells those borrowed shares at the current market price. The "short seller" profits when the stock price falls because he or she can repurchase the stock at a lower price and pay back the person they borrowed, thereby making a profit. We cannot assure you that short sellers will not continue to drive the stock price down in the future, causing decline in the value of your investment.

         THE FLUCTUATION IN OUR STOCK PRICE MAY RESULT IN A DECLINE IN THE VALUE OF YOUR INVESTMENT.

         The price of our common stock may fluctuate widely, depending upon many factors, including the differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, short selling of our stock in the market, changes in general economic or market conditions and broad market fluctuations. Companies that experience volatility in the market price of their securities often are subject to securities class action litigation. This type of litigation, if instituted against us, could result in substantial costs and divert management's attention and resources away from our business.

                                 USE OF PROCEEDS

         All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders" on page 10. We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders, but will receive proceeds related to the exercise of the warrants held by the selling stockholders. We intend to use the net proceeds generated by such warrant exercises for general corporate purposes, including but not limited to working capital, capital expenditures and acquisitions, if any.

                              SELLING STOCKHOLDERS

         The following table sets forth information with respect to the beneficial ownership of our common stock as of June 1, 2004, by each of the selling stockholders and the maximum number of shares that may be sold hereunder. The number of shares that may be actually sold by any selling stockholder will be determined by the selling stockholder. Because the selling stockholders may sell all, some or none of the shares of common stock which they hold, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of or percentage of total shares of common stock that will be held by the selling stockholders upon termination of the offering.

         The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the "Commission") governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The percentage of our shares of common stock beneficially owned before this offering is based on 37,877,053 shares of common stock outstanding on June 1, 2004.

--------------------------------------------------------------------------------
                                                               MAXIMUM NUMBER
                                    SHARES BENEFICIALLY     OF SHARES TO BE SOLD
             NAME                          OWNED                 HEREUNDER(1)
--------------------------------------------------------------------------------
                                    NUMBER           %
--------------------------------------------------------------------------------
A.G. Edwards & Son(2)               50,000           *             50,000
--------------------------------------------------------------------------------
Altholtz Family Limited             244,852          *            244,852
Partnership
--------------------------------------------------------------------------------
Kosta J. & Deanie Adams(3)          44,000           *             44,000
--------------------------------------------------------------------------------

-------------------------
         *    owns less than 1%

         (1) The calculations in this column assume that all warrants held are exercised for the underlying shares.

         (2)  All 50,000 shares are shares underlying warrants.

         (3) Includes 22,000 shares underlying warrants.

--------------------------------------------------------------------------------
Angela R Adler                      40,000           *             40,000
--------------------------------------------------------------------------------
Nurieel Akhamzadeh(4)              1,706,666       4.5%          1,706,666
--------------------------------------------------------------------------------
Arbus Capital Ltd.(5)               156,384          *            156,384
--------------------------------------------------------------------------------
David Bath(6)                       50,000           *             50,000
--------------------------------------------------------------------------------
Bedrossian Family Trust             10,000           *             10,000
--------------------------------------------------------------------------------
Bud Blair                           40,000           *             40,000
--------------------------------------------------------------------------------
Heidi Brown                         227,049          *            227,049
--------------------------------------------------------------------------------
Kenneth Carmel(7)                   40,000           *             40,000
--------------------------------------------------------------------------------
Jens Dalsgaard                      72,400           *             72,400
--------------------------------------------------------------------------------
Lori Ann Dawson(8)                   1,000           *             1,000
--------------------------------------------------------------------------------
Dean Yizhong Deng                   550,000          *            550,000
--------------------------------------------------------------------------------
Paul DeRiso                         27,000           *             27,000
--------------------------------------------------------------------------------
Donald DiRenzo(9)                   30,000           *             20,000
--------------------------------------------------------------------------------
Anita Drobny(10)                    80,000           *             80,000
--------------------------------------------------------------------------------
Brian Edelstein(11)                 100,250          *            100,000
--------------------------------------------------------------------------------
Howard N. Fink                      82,000           *             50,000
--------------------------------------------------------------------------------
John. R. Fox(12)                    117,721          *             61,110
--------------------------------------------------------------------------------

-------------------------
         (4)  Includes 750,000 shares underlying warrants.

         (5)  Includes 22,222 shares underlying warrants.

         (6)  All 50,000 shares are shares underlying warrants.

         (7)  Includes 20,000 warrants.

         (8)  All 1,000 shares are shares underlying warrants.

         (9)  Includes 20,000 shares underlying warrants.

         (10) Omitted.

         (11) Includes 100,000 warrants.

         (12) Includes (i) 41,110 shares and 20,000 shares underlying warrants held directly by Mr. Fox, the total of which is included in the "Maximum Number of Shares to be Sold Hereunder" column. and (ii) 56,611 shares owned collectively by JRF Investments, Ltd., JRF Investments II, Ltd., JRF Investments III, Ltd., JRF Investments IV, Ltd and JRF Investments, VI, Ltd. and 11,111 shares underlying warrants owned by JRF Investments VI, Ltd., held indirectly by Mr. Fox by virtue of his affiliation with each of these entities.

--------------------------------------------------------------------------------
Four D's Enterprises Ltd.           104,525          *            104,525
--------------------------------------------------------------------------------
Ronald & Linda Friedman(13)          2,000           *             2,000
--------------------------------------------------------------------------------
Judy Gale                           157,964          *            157,964
--------------------------------------------------------------------------------
Wolfgang & Barbara                  54,000           *             40,000
Garbelmann
--------------------------------------------------------------------------------
Eva Georgopoulos(14)                20,000           *             20,000
--------------------------------------------------------------------------------
Donald F. Gill                      90,000           *             90,000
--------------------------------------------------------------------------------
Cori Green                          16,000           *             16,000
--------------------------------------------------------------------------------
Cassie Green                        16,000           *             16,000
--------------------------------------------------------------------------------
Wilma Green                         16,000           *             16,000
--------------------------------------------------------------------------------
Richard Green                       52,000           *             52,000
--------------------------------------------------------------------------------
Peter Grosserhode(15)               14,000           *             14,000
--------------------------------------------------------------------------------
Tara Guiffre(16)                    20,000           *             20,000
--------------------------------------------------------------------------------
Billy & Kristi Hobbs(17)             3,000           *             3,000
--------------------------------------------------------------------------------
Ralph W. Hutchens(18)               60,000           *             60,000
--------------------------------------------------------------------------------
Andrew Jablow(19)                   56,000           *             56,000
--------------------------------------------------------------------------------
Wayne Jenkins                        5,000           *             5,000
--------------------------------------------------------------------------------
Nissim Jesse                        39,111           *             39,111
Susan L. Chalus(20)
--------------------------------------------------------------------------------
Gilbert & Shirlie Kaats(21)         60,000           *             60,000
--------------------------------------------------------------------------------

-------------------------
         (13) All 2,000 shares are shares underlying warrants.

         (14) Includes 10,000 shares underlying warrants.

         (15) All 14,000 shares are shares underlying warrants.

         (16) Includes 10,000 shares underlying warrants.

         (17) All 3,000 shares are shares underlying warrants.

         (18) Includes 50,000 shares underlying warrants.

         (19) Includes 50,000 shares underlying warrants.

         (20) Includes 11,111 shares underlying warrants.

         (21) All 60,000 shares are shares underlying warrants.

--------------------------------------------------------------------------------
Gregory G. Kaats(22)                 5,000           *             5,000
--------------------------------------------------------------------------------
Roderic R. Kaats(23)                 5,000           *             5,000
--------------------------------------------------------------------------------
Ryan J. Kaats(24)                    4,000           *             4,000
--------------------------------------------------------------------------------
Samuel C. & Patti L. Keith(25)      25,000           *             25,000
--------------------------------------------------------------------------------
Michael A. Leonard(26)              15,000           *             15,000
--------------------------------------------------------------------------------
JRF Investments, Ltd.                7,200           *             7,200
--------------------------------------------------------------------------------
JRF Investments II, Ltd.            13,400           *             5,400
--------------------------------------------------------------------------------
JRF Investments III, Ltd.           12,600           *             6,600
--------------------------------------------------------------------------------
JRF Investments IV, Ltd.            12,000           *             3,150
--------------------------------------------------------------------------------
JRF Investments VI, Ltd.(27)        22,522           *             22,222
--------------------------------------------------------------------------------
Sarah Kushnir(28)                   17,500           *             17,500
--------------------------------------------------------------------------------
KGR Associates, Inc.(29)            100,000          *            100,000
--------------------------------------------------------------------------------
Brian Lannan(30)                    60,000           *             60,000
--------------------------------------------------------------------------------
Eddie K. Lee                        55,680           *             55,680
--------------------------------------------------------------------------------
Shari Limud Inc.                    40,000           *             40,000
--------------------------------------------------------------------------------
Kevin J. Loy Enterprise, Inc.(31)   100,000          *            100,000
--------------------------------------------------------------------------------

-------------------------
         (22) All 5,000 shares are shares underlying warrants.

         (23) All 5,000 shares are shares underlying warrants.

         (24) All 4,000 shares are shares underlying warrants.

         (25) All 25,000 shares are shares underlying warrants.

         (26) All 15,000 shares are shares underlying warrants.

         (27) Includes 11,111 shares underlying warrants, all of which are included in the "Maximum Number of Shares to be Sold Hereunder" column.

         (28) Includes 10,000 shares underlying warrants.

         (29) All 100,000 shares are shares underlying warrants.

         (30) Includes 40,000 shares underlying warrants.

         (31) Includes 80,000 shares underlying warrants.

--------------------------------------------------------------------------------
Roger W. & Julie K. Marshall(32)    50,000           *             50,000
--------------------------------------------------------------------------------
Douglas P. Morris(33)             1,000,000         2.6%        1,000,000
--------------------------------------------------------------------------------
Joseph B. Medrish                   25,740           *             25,740
--------------------------------------------------------------------------------
Steven B. Nagler, Ltd Profit        70,000           *             70,000
Sharing Plan & Trust(34)
--------------------------------------------------------------------------------
Frank Noland                        25,000           *             25,000
--------------------------------------------------------------------------------
Nutmeg Group LLC(35)               4,270,614       10.6%        4,270,614
--------------------------------------------------------------------------------
Michael Nyman                       50,000           *             50,000
--------------------------------------------------------------------------------
Barry Okun(36)                      100,000          *            100,000
--------------------------------------------------------------------------------
George Pantelidis(37)               44,444           *             44,444
--------------------------------------------------------------------------------
Chris J. Pappas(38)                 20,000           *             20,000
--------------------------------------------------------------------------------
James A. Pappas(39)                 20,000           *             20,000
--------------------------------------------------------------------------------
Peter J. Pappas(40)                 60,000           *             60,000
--------------------------------------------------------------------------------
Peter J. Pappas Jr.(41)             20,000           *             20,000
--------------------------------------------------------------------------------

-------------------------

(continued...)
         (32) All 50,000 shares are shares underlying warrants.

         (33) Includes 500,000 shares underlying warrants.

         (34) Includes 40,000 shares underlying warrants.

         (35) Includes 2,572,222 shares underlying warrants.

         (36) Includes 60,000 shares underlying warrants.

         (37) Includes 22,222 shares underlying warrants.

         (38) Includes 10,000 shares underlying warrants.

         (39) Includes 10,000 shares underlying warrants.

         (40) Includes 30,000 shares underlying warrants.

         (41) Includes 10,000 shares underlying warrants.

--------------------------------------------------------------------------------
Paradigm / Circle, L.P.(42)        3,653,434        9.6%          1,445,714
--------------------------------------------------------------------------------
Paradigm Group II LLC(43)          3,653,434        9.6%           119,120
--------------------------------------------------------------------------------
Paradigm Millennium Fund,          3,653,434        9.6%          2,088,600
L.P.(44)
--------------------------------------------------------------------------------
John Pentony(45)                    45,000          *               45,000
--------------------------------------------------------------------------------
David G. Peregrin(46)               50,000          *               50,000
--------------------------------------------------------------------------------
Paul Peters(47)                    142,500          *               60,000
--------------------------------------------------------------------------------
Walter W., Jr. & Barbara           206,500          *              206,500
Pollack(48)
-------------------------------------------------------------------------------
Redwood Consultants(49)            290,000          *              290,000
--------------------------------------------------------------------------------
James A. Regas(50)                  88,888          *               88,888
--------------------------------------------------------------------------------
Jeremy Roe                          27,000          *               27,000
--------------------------------------------------------------------------------
Jerome Schachter(51)               511,110         1.3%            511,110
--------------------------------------------------------------------------------

-------------------------

         (42) Includes (i) 722,857 shares and 722,857 shares underlying warrants held directly, the total of which are included in the "Maximum Number of Shares to be Sold Hereunder" column; (ii) 119,120 shares held indirectly by its affiliate, Paradigm Group II LLC and (iii) 1,338,600 shares and 750,000 shares underlying warrants held by its affiliate, Paradigm Millenium Fund L.P.

         (43) Includes (i) 119,120 shares held directly, the amount which is included in the "Maximum Number of Shares to be Sold Hereunder" column; (ii) 722,857 shares and 722,857 shares underlying warrants held indirectly by its affiliate, Paradigm/Circle L.P and (iii) 1,338,600 shares and 750,000 shares underlying warrants held by its affiliate, Paradigm Millenium Fund L.P.

         (44) Includes (i) 1,338,600 shares and 750,000 shares underlying warrants held directly, the total of which are included in the "Maximum Number of Shares to be Sold Hereunder" column; (ii) 119,120 shares held indirectly by its affiliate, Paradigm Group II LLC and (iii) 722,857 shares and 722,857 shares underlying warrants held indirectly by its affiliate Paradigm/Circle L.P.

         (45) Includes 20,000 shares underlying warrants.

         (46) Includes 50,000 shares underlying warrants.

         (47) Includes 60,000 shares underlying warrants, the amount which is included in the "Maximum Number of Shares to be Sold Hereunder" column.

         (48) Includes 200,00 shares underlying warrants.

         (49) Includes 240,000 shares underlying warrants.

         (50) Includes 44,444 shares underlying warrants.

         (51) Includes 255,555.5 shares underlying warrants.

--------------------------------------------------------------------------------
William G. Smith(52)                151,703          *            111,703
--------------------------------------------------------------------------------
Ann L. & Gerald S. Sosnoski         56,817           *             56,817
--------------------------------------------------------------------------------
Smith & Sieh Productivity, Inc.     40,000           *             40,000
--------------------------------------------------------------------------------
Richard Tessi                        3,600           *             3,600
--------------------------------------------------------------------------------
Gary Grant & Patricia D.            50,000           *             50,000
Tschirhart(53)
--------------------------------------------------------------------------------
Jeffrey W. & Lisa L.                 5,000           *             5,000
Tschirhart(54)
--------------------------------------------------------------------------------
Michael & Rebecca Tschirhart(55)     5,000           *             5,000
--------------------------------------------------------------------------------
Pamela Tschirhart(56)                8,000           *             8,000
--------------------------------------------------------------------------------
Keith C. Wegner                     145,000          *            145,000
--------------------------------------------------------------------------------
Ken Weiner(57)                      45,000           *             45,000
--------------------------------------------------------------------------------
Richard M. Wexler(58)               170,000          *            170,000
--------------------------------------------------------------------------------
Jack Wladyka (59)                   500,000         1.3%          500,000
--------------------------------------------------------------------------------
Willow Cove Investment Group(60)    200,000          *            200,000
--------------------------------------------------------------------------------
Farshad Zaghi(61)                   716,666         1.7%          691,666
--------------------------------------------------------------------------------


-------------------------

(continued...)

         (52) Includes 100,000 shares underlying warrants, all of which are included in the "Maximum Number of Shares to be Sold Hereunder" column.

         (53) All 50,000 shares are shares underlying warrants.

         (54) All 5,000 shares are shares underlying warrants.

         (55) All 5,000 shares are shares underlying warrants.

         (56) All 8,000 shares are shares underlying warrants.

         (57) Includes 20,000 shares underlying warrants.

         (58) Includes 150,000 shares underlying warrants.

         (59) All 500,000 shares are shares underlying warrants.

         (60) Includes 150,000 shares underlying warrants.

         (61) Includes 566,666 shares underlying warrants, all of which are included in the "Maximum Number of Shares to be Sold Hereunder" column.

                              PLAN OF DISTRIBUTION


         The purpose of this prospectus is to permit the selling stockholders and their pledgees, donees, transferees, or other successors in interest (collectively, the "selling stockholders") to offer for sale or to sell shares of common stock and shares of common stock underylying warrants covered by this prospectus at such time and at such prices as each of them, in its sole discretion, chooses. We will not receive any of the proceeds from these offerings or sales, but will receive proceeds related to the exercise of the warrants held by the selling stockholders.

         The selling stockholders may sell or distribute some or all of their shares from time to time through dealers or brokers or other agents or directly to one or more purchasers in transactions (which may involve crosses and block transactions) on the American Stock Exchange or other exchanges on which our common stock may be listed for trading, through put or call options transactions relating to the shares, through short sales of shares, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions or in a combination of these transactions. In addition, the selling stockholders may sell or distribute some or all of their shares of common stock in a transaction involving an underwriter. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Brokers, dealers or their agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from the purchaser). Such discounts, concessions or commissions as to a particular broker, dealer or other agent might be in excess of those customary in the type of transaction involved.

         If applicable law requires, we will provide a supplement to this prospectus to disclose the specific shares to be sold, the public offering price of the shares to be sold, the names of any agents, dealers or underwriters employed by the selling stockholders in connection with such sale and any applicable commissions or discounts with respect to a particular offer.

         If underwriters are used in the sale, the offered shares will be acquired by the underwriters for their own account. The underwriters may resell the shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares will be subject to certain conditions. Unless indicated in an accompanying prospectus supplement, the underwriters must purchase all the shares offered if any of the shares are purchased.

         The selling stockholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in an accompanying prospectus supplement.

         We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

         In connection with the offer and sale of the shares of common stock by the selling stockholders, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where a selling stockholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell shares.

          Under applicable rules and regulations under the Securities Exchange Act of 1934 (the "Exchange Act"), any person engaged in a distribution of the shares of common stock offered hereby may not simultaneously engage in market activities with respect to common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sale of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the shares offered hereby.

         We will pay all expenses of the registration of the offered shares, including Commission filing fees and expenses of compliance with state securities or "blue sky" laws. The selling stockholders will pay any underwriting discounts and selling commissions. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act. The selling stockholders will indemnify us against certain civil liabilities, including certain liabilities under the Securities Act.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

                                  LEGAL MATTERS

         The validity of the common stock registered hereunder has been passed upon for us by Pepper Hamilton LLP, Washington, D.C.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the Year ended December 31, 2003 have been so incorporated in reliance on the report of Spector & Wong LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                MATERIAL CHANGES


         On June 16, 2003, we announced that we had entered into an agreement in principle to settle a lawsuit we had filed against our former counsel, Atlas, Pearlman, Trop & Borkson, PA in August 2001. Pursuant to the terms of the agreement, we have agreed to release each other of all claims in exchange for a payment to us in the amount of $950,000. This agreement is in the process of being executed.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede that information. We incorporate by reference the documents filed with the Commission listed below:

     (a) Our Annual Report on Form 10-K for the year ended December 31, 2003;

     (b) Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2004;

     (c) The description of the common stock contained in our Registration Statement on Form 10SB filed with the Commission on August 21, 2000, together with each of Amendment No. 1 on Form 10SB/A filed with the Commission on December 10, 2002, Amendment No. 2 on Form 10SB/A filed with the Commission on January 7, 2002 and Amendment No. 3 on Form 10SB/A filed with the Commission on January 24, 2002 and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to our common stock; and

     (d) All documents we have filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of the documents.

     You may request a copy of any one or more of these filings, at no cost, by contacting us at:


                           Circle Group Holdings, Inc.
                                1011 Campus Drive
                            Mundelein, Illinois 60060
                                 (847) 549-6002

                       WHERE YOU CAN GET MORE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, statements or other information that we file with the Commission at the Commission's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains a Web site at "www.sec.gov" that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission, including Circle Group's.

         You may also find copies of reports, proxy and information statements we file electronically with the Commission via a link to "Investor Relations" from our website at "www.crgq.com." The information on our Internet Web site is not incorporated in this prospectus by reference and you should not consider it a part of this prospectus.

                                   PROSPECTUS



                           CIRCLE GROUP HOLDINGS, INC.




                        17,583,329 SHARES OF COMMON STOCK




                                 August 6, 2004


         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.